Exhibit 99.3(iii)

SECOND AMENDMENT TO

TO STOCK PURCHASE AGREEMENT

This SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of this March 10, 2009, by and among Interleukin Genetics, Inc., a Delaware corporation (the “Company”), and Pyxis Innovations Inc., a Delaware corporation (“Pyxis”). Unless otherwise defined in this Amendment, capitalized terms used herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement (defined below).

WHEREAS, the parties entered into that certain Stock Purchase Agreement dated August 17, 2006, as amended by First Amendment to Stock Purchase Agreement dated August 12, 2008, pursuant to which Pyxis purchased from the Company, and the Company sold and issued to Pyxis, certain Common Shares of the Company (as so amended, the “Stock Purchase Agreement”).

WHEREAS, the Stock Purchase Agreement obligates Pyxis to provide a loan commitment (the “Loan Commitment”) to the Company subject to the terms and conditions of that certain Note Purchase Agreement entered into between the Company and Pyxis dated October 23, 2002, as amended by Amendment No. 1 to Note Purchase Agreement dated November 13, 2002, Amendment No. 2 to Note Purchase Agreement dated January 28, 2003, Amendment No. 3 to Note Purchase Agreement dated March 5, 2003, Amendment No. 4 to Note Purchase Agreement dated February 23, 2006, Amendment No. 5 to Note Purchase Agreement dated August 17, 2006 and Amendment No. 6 to Note Purchase Agreement dated August 12, 2008 (as so amended, the “Note Purchase Agreement”).

WHEREAS, on the date hereof, the parties have agreed to amend and restate the Note Purchase Agreement to provide for the complete terms of the parties’ respective obligations to one another.

WHEREAS, in accordance with Section 7.5 of the Stock Purchase Agreement, the parties mutually desire to modify certain of the terms and conditions of the Stock Purchase Agreement to remove all references to the Loan Commitment, as set forth more specifically in this Amendment.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.         Amendments to Stock Purchase Agreement. Pursuant to and in accordance with Section 7.5 of the Stock Purchase Agreement, the following sections of the Stock Purchase Agreement are hereby amended as follows:

(A)       Recital E of the Stock Purchase Agreement is hereby amended in its entirety and replaced with the following:

“[Intentionally deleted.]”

(B)       Section 1.3 of the Stock Purchase Agreement is hereby amended in its entirety and replaced with the following:

“[Intentionally deleted.]”

(C)       All references to the term “Agreements” in the Stock Purchase Agreement are hereby replaced with the term “Agreement.”

(D)      Section 1.4 of the Stock Purchase Agreement is hereby amended in its entirety and replaced with the following:

“[Intentionally deleted.]”

(E)       Section 1.8 of the Stock Purchase Agreement is hereby amended in its entirety and replaced with the following:

“ “Conversion Shares” means Common Stock of the Company to be issued upon conversion of any notes issued pursuant to the Note Purchase Agreement.”

(F)       Section 1.10 of the Stock Purchase Agreement is hereby amended in its entirety and replaced with the following:

“ “Note Purchase Agreement” means the Amended and Restated Note Purchase Agreement, dated March 10, 2009, between the Company and Investor.”

(G)      Section 1.11 of the Stock Purchase Agreement is hereby amended in its entirety and replaced with the following:

“ “Notes” means any promissory notes issued evidencing loans made under the Credit Facility (as such term is defined in the Note Purchase Agreement).”

(H)      Section 2.5 of the Stock Purchase Agreement is hereby amended in its entirety and replaced as follows:

“[Intentionally deleted.]”

(I)        The first sentence of Section 3.18 of the Stock Purchase Agreement is hereby amended in its entirety and replaced as follows:

“The offer, issuance, sale and delivery of the Common Shares is, and the issuance of the Conversion Shares in accordance with the terms of the Notes contemplated in the Note Purchase Agreement with the Company will be, exempt from the registration requirements of the 1933 Act and the qualification or registration provisions of applicable state securities laws.”

(J)        Exhibit A of the Stock Purchase Agreement is hereby amended in its entirety and replaced as follows:

“[Intentionally deleted.]”

2.         Reaffirmation of Stock Purchase Agreement. The parties do hereby ratify and reaffirm all of the terms and provisions of the Stock Purchase Agreement, which, as amended by this Amendment, shall remain in full force and effect as written.

3.         Counterparts. This Amendment may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Amendment by electronic signature, and the other parties hereto will be entitled to rely on such signature as conclusive evidence that this Amendment has been duly executed by such party.

4.         Governing Law. This Amendment shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

5.         Headings; Interpretation. The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment. Each reference in this Amendment to a Recital, Section or Exhibit, unless otherwise indicated, shall mean a Recital, Section or Exhibit of the Stock Purchase Agreement. The parties have participated substantially in the negotiation and drafting of this Amendment and agree that no ambiguity herein should be construed against the draftsman.

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to Stock Purchase Agreement to be executed as of the date first above written.

INTERLEUKIN GENETICS, INC.

By:	/s/ Lewis H. Bender
Name:	Lewis H. Bender
Title:	CEO

PYXIS INNOVATIONS INC.

By:	/s/ Kim S. Mitchell
Name:	Kim S. Mitchell
Title:	Assistant Secretary